Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Allurion Technologies, Inc. on Form S-8 of our report dated April 3, 2023 of Compute Health Acquisition Corp., which includes an explanatory paragraph as to Compute Health Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Compute Health Acquisition Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Compute Health Acquisition Corp. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Portland, ME

October 20, 2023